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                                                                  Exhibit (d) 5.

                          INVESTMENT ADVISORY AGREEMENT
                                     BETWEEN
                             SM&R INVESTMENTS, INC.
                               (SM&R EQUITY FUNDS)
                                       AND
                    SECURITIES MANAGEMENT AND RESEARCH, INC.


         THIS AGREEMENT (the "Agreement") is made and entered into as of this 31st day of December, 2000, by and between SECURITIES MANAGEMENT AND RESEARCH, INC., a Florida corporation hereinafter referred to as the "Adviser," and SM&R INVESTMENTS, INC., a Maryland corporation hereinafter referred to as the "Fund," on behalf of the following three series of the Fund: the SM&R Growth Fund, the SM&R Equity Income Fund, and the SM&R Balanced Fund (collectively the "SM&R Equity Funds").

         Each of the SM&R Equity Funds is a separate series of the Fund with different investment objectives than the other series, which each pursues through separate investment policies.

         Adviser is engaged in the business of rendering investment advisory and related services to investment companies and desires to provide such services to the SM&R Equity Funds.

         In consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. Adviser shall act as investment adviser for the SM&R Equity Funds and shall, in such capacity, supervise the investment and reinvestment of the cash, securities and other properties comprising the assets of the SM&R Equity Funds, subject at all times to the policies and approval of the Board of Directors of the Fund. Adviser shall give the SM&R Equity Funds the benefit of its best judgment and efforts in rendering its services as investment adviser. In carrying out its obligations in this Agreement, the Adviser shall be deemed to be an independent contractor, and, except as expressly provided or authorized by the Fund (whether in this Agreement or otherwise), shall have no authority to act for or represent the Fund in any way or otherwise be deemed to be an agent of the Fund.

         2. In carrying out its obligations under paragraph 1 hereof, Adviser shall:

                (a) Obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the portfolios of the SM&R Equity Funds, and whether concerning the individual companies whose securities are included in the SM&R Equity Funds' portfolios, or the industries in which they engage, or with respect to securities which the Adviser considers desirable for inclusion in one or more of portfolios of the SM&R Equity Funds.

                (b) Determine what industries and companies shall be represented in the SM&R Equity Funds' portfolios and regularly report them to the Board of Directors of the Fund.

                (c) Formulate and implement programs for the purchases and sales of the securities of such companies and regularly report thereon to the Board of Directors of the Fund; and

                (d) Take, on behalf of the SM&R Equity Funds, all actions which appear to the Adviser necessary to carry into effect such purchase and sale programs and supervisory functions, including the placing of orders for the purchase and sale of portfolio securities for the SM&R Equity Funds.

         The Adviser, as agent for the Fund, shall keep the SM&R Equity Funds' books of account. In compliance with the requirements of the rules and regulations of the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, the Adviser hereby agrees that all records which it maintains for the SM&R Equity Funds are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. The Adviser further agrees to preserve for the periods prescribed by such rules and regulations any such records as are required to be maintained.


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         3.     Except for those investment-related expenses hereafter expressly reserved to the SM&R Equity Funds, the Adviser will furnish all investment-related management, executive, administrative and operational services reasonably necessary to the SM&R Equity Funds, either by furnishing the same directly to the SM&R Equity Funds or by reimbursing the SM&R Equity Funds for any such investment-related expense not so excepted but paid by the SM&R Equity Funds. The investment-related services and materials to be furnished by Adviser include without limitation:

                (a) The services of all persons necessary to perform the executive, administrative, clerical and bookkeeping functions for the SM&R Equity Funds' investment operations; and

                (b) Suitable office space, necessary office equipment and utilities required in connection with the SM&R Equity Funds' investment operations.

         4. The investment-related expenses reserved to the SM&R Equity Funds are as follows:

                (a) Commissions and other expenses incidental to portfolio transactions;

                (b) The charges of the custodian of the SM&R Equity Funds' assets (including the sums, if any, charged to the SM&R Equity Funds by such custodian for keeping books and similar services with respect to the custodianship of such assets);

                (c)     Taxes;

                (d) Related fees and expenses of the Fund's auditors, the Fund's legal counsel and counsel for the not "interested" directors; and

                (e)     The fees to the Adviser set forth below in paragraph 5.

         As its sole compensation for the services, expenses, facilities and materials supplied to the Fund hereunder, each of the SM&R Equity Funds shall pay to the Adviser a monthly advisory fee according to the schedule below. The advisory fee shall be paid monthly and shall be computed by applying to the average daily net asset value of each of the SM&R Equity Funds each month one-twelfth (1/12th) of the annual rate.

                On the Portion of the Fund's           Advisory Fee Annual
                Average Daily Net Assets                              Rate
                ----------------------------------------------------------
                Not exceeding $100,000,000             .750 of 1%

                Exceeding $100,000,000 but
                not exceeding $200,000,000             .625 of 1%

                Exceeding $200,000,000 but
                not exceeding $300,000,000             .500 of 1%

                Exceeding $300,000,000                 .400 of 1%

         The average daily net asset value of each of the SM&R Equity Funds shall be computed by adding the net asset values computed by the Adviser each day during the month and dividing the resulting total by the number of days in the month. The net asset value per share of shares of each of the SM&R Equity Funds shall be determined each day by adding the market value of each SM&R Equity Fund's portfolio securities and other assets, subtracting liabilities and dividing the result by the number of each SM&R Equity Fund's shares outstanding. Expenses and fees of the SM&R Equity Funds, including the advisory and administrative service fee, will be accrued daily and taken into account in determining net asset value.

         The investment advisory fee for each month shall be payable as soon as practicable after the last business day of such month.

         6. Adviser is affiliated with American National Insurance Company, a Texas insurance corporation


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         ("American National"). Adviser has entered into a contract dated
         January 1, 1987 with American National pursuant to which contract American National will furnish certain personnel, investment information and resources, services, equipment, materials and facilities to Adviser, some of which may be used by Adviser in meeting its obligations to the SM&R Equity Funds hereunder.

         7. Any investment program undertaken by the Adviser pursuant to this Agreement, as well as any other activities undertaken by the Adviser on behalf of the SM&R Equity Funds pursuant thereto, shall at all times be subject to the Articles of Incorporation and the current prospectus(es) of the SM&R Equity Funds, as well as any directives of the Board of Directors of the Fund, the Executive Committee of said Board, any other committee or committees of the Fund acting pursuant to authority of the Board, or any officer of the Fund acting pursuant to like authority.

         8. In carrying out its obligations under this Agreement, Adviser shall at all times conform to:

                (a) All applicable provisions of the Investment Company Act of 1940, as amended, and any rules and regulations adopted thereunder;

                (b) The provisions of the Articles of Incorporation of the Fund as amended from time to time;

                (c) The provisions of the By-Laws of the Fund as amended from time to time;

                (d) The provisions of the registration statements of the Fund under the Securities Act of 1933 and the Investment Company Act of 1940, as amended from time to time;

                (e)     Any other applicable provisions of state or federal law.

         In connection with purchases or sales of portfolio securities for the account of the SM&R Equity Funds, neither the Adviser nor any officer or director of the Adviser shall act as a principal or receive any commission other than its compensation provided for in paragraph 5 hereof.

         9. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the SM&R Equity Funds in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its duties or from reckless disregard by the Adviser of its obligations and duties under this Agreement.

         10. This Agreement shall become effective on the date set forth above and shall continue in effect until December 31, 2001.
         Thereafter, this Agreement will continue in effect for additional one year periods only so long as such continuance is specifically approved at least annually by the Board of Directors or by vote of a majority of the outstanding voting securities of the SM&R Equity Funds, and in either case by the specific approval of a majority of the directors who are not parties to such contract or agreement, or "interested" persons of any such parties, cast in person at a meeting called for the purpose of voting on such approval, the term "interested" persons for this purpose having the meaning defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended.

         11. This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board of Directors of the Fund or by vote of the holders of a majority of the outstanding voting securities of the SM&R Equity Funds, or by the Adviser, on sixty days' written notice to the other party.

         12. This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for this purpose having the meaning defined in Section 2(a)(4) of the Investment Company Act of 1940.

         13. Any notice under this Agreement shall be in writing addressed and delivered or mailed postage paid to the other party, at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Fund and that of the Adviser for this purpose shall be 2450 South Shore Boulevard, Suite 400, League City, Texas 77573.


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         14.    No amendment to this Agreement shall be effective until approved by vote of the holders of a majority of the outstanding shares of the SM&R Equity Funds.

         15. This Investment Advisory Agreement is separate and distinct from, and neither affects nor is affected by, the Underwriting Agreement between the parties hereto.



IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate on the day and year first above written.

SM&R INVESTMENTS, INC.



By: /s/ Michael W. McCroskey
   ---------------------------------------------
       Michael W. McCroskey, President


SECURITIES MANAGEMENT AND RESEARCH, INC.



By: /s/ Gordon D. Dixon
   ---------------------------------------------
       Gordon D. Dixon, Senior Vice President



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